News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

CROWN HOLDINGS, INC. REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Yardley, PA - February 9, 2021. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter and Full Year Highlights

•Earnings per share $1.12 for the quarter versus $0.64 in prior year; $4.30 full year versus $3.78 in 2019
•Adjusted earnings per share $1.50 for the quarter versus $1.04 in prior year; $5.92 full year versus $5.11 in 2019
•Beverage can volumes up 4% for the year
•Food can volumes up 7% for the year
•Over $1.3 billion in cash from operations
•Record adjusted free cash flow of $756 million; more than $1.5 billion over last two years
•15 billion units of beverage can capacity commercialized/announced from 2020 to end of 2022

Net sales in the fourth quarter were $2,962 million compared to $2,791 million in the fourth quarter of 2019, primarily reflecting increased beverage can and food can volumes and $46 million of favorable currency translation.

Income from operations was $337 million in the quarter compared to $199 million in the fourth quarter of 2019. Segment income improved to $397 million in the fourth quarter compared to $285 million in the prior year fourth quarter primarily due to higher sales unit volumes.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “The Company’s performance for both the fourth quarter and the full year was exceptional. Segment income during the quarter advanced 39% over the prior year. Driving the strong results were robust global beverage can volumes, particularly in North America, and food can volumes combined with excellent manufacturing performance throughout the organization, including meaningful cost reduction initiatives within Transit Packaging. For the full year, we achieved record segment income in 2020, with a gain of 7% from the prior year. Operating cash flow exceeded $1.3 billion, reflecting a 13% increase over 2019. The Company generated a record $756 million in free cash flow allowing us to reduce our year-end 2020 net leverage ratio to 3.9x. With opportunities for profitable beverage can growth combined with significant growth in European Food and Transit earnings, Crown is well-positioned for an excellent 2021 and the years beyond.

“I would like to thank all of our employees and partners, whose dedication and commitment continue to be instrumental as we navigate through the unprecedented challenges presented by the pandemic. The health and safety of our employees, customers and partners is our highest priority.

“According to the Can Manufacturers Institute’s shipment data, on the heels of more than 3% growth in 2019, North America-supplied industry volume surged by more than 6% in 2020. Actual growth was meaningfully higher, as imported cans augmented domestic supply. Even then, significant customer requirements remain unfulfilled. This expansion is driven by the outsized portion of new beverage products being introduced in cans versus other substrates, and is expected to continue. To meet accelerating North American demand, in early 2020, we commenced production on the third line at our Toronto, Ontario facility, and in June we began commercial production on the third line in the Nichols, New York plant. Construction is underway at a new greenfield two-line facility in Bowling Green, Kentucky, an attractive location to effectively serve a number of diverse customers in the region. The first production line of the plant is expected to start up during the second quarter of 2021, with the second line targeted for a late third quarter 2021 start up. To meet the expanding requirements for specialty cans in the Pacific Northwest, we will construct a third line in our Olympia, Washington plant which is scheduled to begin production during the third quarter of 2021. We will also construct a greenfield two-line facility in Henry County, Virginia which is expected to commence operations during the first quarter of 2022. In addition to significantly expanding our North American network, this new capacity, underpinned by multi-year customer contracts, is expected to double our specialty can percentage off a much larger base of beverage can production.

“With half of the Company’s beverage can revenue generated from fast-growing developing markets, and leadership positions in a number of those key regions, Crown has established an excellent platform for expansion in the coming years. In late 2019, we commenced operations at a new beverage can facility in Rio Verde, Brazil and are currently in the process of adding a second line, which is expected to begin production during the third quarter of 2021. As the package mix for beer in Brazil continues to shift toward cans, we have also begun construction of a greenfield two-line facility in the southeastern state of Minas Gerais, with the first
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line expected to begin production during the second quarter of 2022 and the second line scheduled to start up during the fourth quarter of 2022. During the second quarter of 2020, we completed the conversion of two lines in Seville, Spain from steel to aluminum. In July 2020, we commenced operations at a new one-line plant in Nong Khae, Thailand to support growth in that market. In Vung Tao, Vietnam, construction continues on a new greenfield beverage can plant which will begin commercial production in September 2021.”

Interest expense was $72 million in the fourth quarter of 2020 compared to $88 million in 2019 primarily due to a combination of lower outstanding debt and lower interest rates.

Net income attributable to Crown Holdings in the fourth quarter was $151 million compared to $87 million in the fourth quarter of 2019. Reported diluted earnings per share were $1.12 in the fourth quarter of 2020 compared to $0.64 in 2019. Adjusted diluted earnings per share were $1.50 compared to $1.04 in 2019.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Full Year Results
Net sales for the full year of 2020 were $11,575 million compared to $11,665 million in 2019, primarily due to the pass through of lower material costs and $59 million of unfavorable currency translation, partially offset by increased sales unit volumes.

Income from operations was $1,264 million in 2020 compared to $1,196 million in 2019. Segment income in 2020 was $1,478 million versus $1,381 million in the prior year. Income from operations includes $14 million of unfavorable currency translation and the impact of the coronavirus pandemic in 2020. Also, unfavorable impacts of $18 million and $16 million are included in the European Food and other segments, respectively, in the first quarter of 2020 versus 2019 arising from the carryover of tinplate costs from the prior year end inventory.

Interest expense was $300 million for 2020 compared to $378 million in 2019 primarily due to lower outstanding debt and lower interest rates.

Net income attributable to Crown Holdings in 2020 was $579 million compared to $510 million in 2019. Reported diluted earnings per share were $4.30 compared to $3.78 in 2019. Adjusted diluted earnings per share were $5.92 compared to $5.11 in 2019.

Capital Allocation and Portfolio Review
As part of its ongoing capital allocation review and as previously announced, the Company intends to initiate a regular quarterly dividend of at least $0.20 per share beginning with a payment in the first quarter of 2021. The actual amount and timing of any dividend will be communicated after due authorization by the Company’s Board of Directors. The Company also anticipates opportunistically repurchasing shares of its common stock during 2021 upon authorization of a share repurchase program by its Board.

The Company will provide an update on the status of its ongoing portfolio review on tomorrow’s earnings call.

Outlook
The Company currently expects first quarter and full year 2021 adjusted diluted earnings to be in the ranges of $1.35 to $1.40 and $6.60 to $6.80 per share, respectively. EBITDA for 2021 is expected to be approximately $2.0 billion and net leverage is projected to be approximately 3.5x at the end of 2021.

The adjusted effective income tax rate for the full year of 2021 is expected to be between 24% and 25%.

Adjusted free cash flow, as defined below, is currently expected to be approximately $500 million for 2021 with approximately $850 million of capital spending.

The projections above represent management’s best estimates at this time. The uncertainty of the impact and duration of the coronavirus pandemic makes it inherently difficult for the Company to estimate the projected performance of its business, particularly over the near term. Please see “Cautionary Note Regarding Forward-Looking Statements” below for further information.

In direct response to the pandemic, the Company has taken specific actions to ensure the safety of its employees. Following the implementation of travel and visitor restrictions in February 2020, Crown continues to update its policies as new information becomes
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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
available. The Company has taken increased safety measures in its manufacturing facilities to ensure the safety of its employees and the products they produce. In addition, as many Crown employees as possible are working remotely.

The Company’s products are a vital part of the support system to its customers and consumers. In addition to manufacturing containers that provide protection for food and beverages, Crown also produces closures for baby food, aerosol containers for cleaning and sanitizing products and numerous products that provide for the safe and secure transportation of goods in transit.

The Company is working to ensure that its manufacturing facilities around the world remain operational and are equipped with the resources required to meet continually evolving customer demand by delivering high quality products in a safe and timely manner. Crown is actively monitoring and managing supply chain challenges, including coordinating with the Company’s suppliers to identify and mitigate potential areas of risk and manage inventories.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. Reconciliations of estimated adjusted diluted earnings per share for the first quarter and full year of 2021 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, adjusted net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, February 10, 2021 at 9:00 a.m. (EST) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 17, 2021. The telephone numbers for the replay are 203-369-3830 or toll free 800-835-8069.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of the coronavirus pandemic on the Company’s operations, the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the impact of the coronavirus pandemic on demand for the Company’s products; the future impact of currency translation; the continuation of performance and market trends in 2021, including consumer preference for beverage cans and increasing global beverage can demand; future demand for food cans; the Company’s ability to successfully complete its previously announced capacity expansion projects and begin production within expected timelines, including any delays related to the pandemic; the Company’s
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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
ability to meet its sustainability targets; the Company’s plans for future dividends and share repurchases; and the Company’s ability to generate expected earnings and cash flow and reduce net leverage in 2021, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2019 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.
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Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales	$2,962	$2,791	$11,575	$11,665

Cost of products sold	2,329	2,267	9,182	9,349
Depreciation and amortization	121	124	481	490
Selling and administrative expense	161	161	614	631
Restructuring and other	14	40	34	(1)
Income from operations (1)	337	199	1,264	1,196

Pension settlements and curtailments	5	7	66	30
Other pension and postretirement	(3)	(6)	(21)	(17)
Foreign exchange	16	3	1	9
Earnings before interest and taxes	319	195	1,218	1,174
Interest expense	72	88	300	378
Interest income	(1)	(5)	(8)	(17)
Loss from early extinguishment of debt		21		27
Income before income taxes	248	91	926	786
Provision for income taxes	62	(24)	244	166
Equity earnings	2	1	6	5
Net income	188	116	688	625
Net income attributable to noncontrolling interests	(37)	(29)	(109)	(115)
Net income attributable to Crown Holdings	$151	$87	$579	$510

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.13	$0.65	$4.34	$3.81
Diluted	$1.12	$0.64	$4.30	$3.78

Weighted average common shares outstanding:
Basic	133,462,348	133,987,700	133,525,186	133,888,302
Diluted	134,713,968	135,187,487	134,560,915	134,884,969
Actual common shares outstanding at end of period	134,801,030	135,577,878	134,801,030	135,577,878

(1) Reconciliation from income from operations to segment income follows.
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Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges, and provisions for restructuring and other.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Income from operations	$337	$199	$1,264	$1,196
Intangibles amortization (1)	46	46	180	186
Restructuring and other	14	40	34	(1)
Segment income	$397	$285	$1,478	$1,381

(1) In addition to intangibles amortization charges, the amounts for 2019 also include $1 and $5 of accelerated depreciation related to the closure of a steel beverage can operation in Spain.

Segment Information

Net Sales	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Americas Beverage	$957	$856	$3,565	$3,369
European Beverage	379	332	1,473	1,497
European Food	451	400	1,975	1,887
Asia Pacific	316	331	1,168	1,290
Transit Packaging	523	549	2,018	2,274
Total reportable segments	2,626	2,468	10,199	10,317
Other segments (2)	336	323	1,376	1,348
Total net sales	$2,962	$2,791	$11,575	$11,665

Segment Income
Americas Beverage	$196	$148	$652	$534
European Beverage	63	27	215	190
European Food	37	16	228	205
Asia Pacific	50	51	175	194
Transit Packaging	65	63	254	290
Total reportable segments	411	305	1,524	1,413
Other segments (2)	33	23	119	126
Corporate and other unallocated items	(47)	(43)	(165)	(158)
Total segment income	$397	$285	$1,478	$1,381

(2) Includes the Company's food can and closures businesses in North America, aerosol can businesses in North America and Europe, its promotional packaging business in Europe, and beverage tooling and equipment operations in the U.S. and United Kingdom.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$151	$1.12	$87	$0.64	$579	$4.30	$510	$3.78
Intangibles amortization (1)	46	0.34	46	0.34	180	1.34	186	1.38
Restructuring and other (2)	14	0.10	40	0.30	34	0.25	(1)	(0.01)
Pension settlements and curtailments (3)	5	0.04	7	0.05	66	0.49	30	0.22
Loss from early extinguishment of debt (4)			21	0.16			27	0.20
Income taxes (5)	(14)	(0.10)	(59)	(0.44)	(62)	(0.46)	(79)	(0.58)
Noncontrolling interests (6)			(1)	(0.01)			16	0.12
Adjusted net income/diluted earnings per share	$202	$1.50	$141	$1.04	$797	$5.92	$689	$5.11

Effective tax rate as reported	25.0%		(26.4)%		26.3%		21.1%

Adjusted effective tax rate (7)	24.3%		17.1%		25.4%		23.8%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the fourth quarter and full year of 2020, the Company recorded charges of $46 million ($38 million net of tax) and $180 million ($139 million net of tax) for intangibles amortization arising from prior acquisitions. In the fourth quarter and full year of 2019, the Company recorded charges of $45 million ($34 million net of tax) and $181 million ($135 million net of tax) for intangibles amortization. Also in the fourth quarter and full year of 2019, the Company recorded charges of $1 million ($1 million net of tax) and $5 million ($4 million net of tax) for accelerated depreciation related to the planned shutdown of a steel beverage can operation in Spain.

(2)In the fourth quarter and full year of 2020, the Company recorded net restructuring and other charges of $14 million ($9 million net of tax) and $34 million ($25 million net of tax) primarily related to business reorganization activities. In the fourth quarter and full year of 2019, the Company recorded net restructuring and other charges of $40 million ($36 million net of tax) and gains of $1 million ($10 million charge net of tax). The fourth quarter included a charge of $25 million for goodwill impairment in the European Aerosols and Promotional Packaging reporting unit, and restructuring and other charges of $15 million. In addition to the goodwill charge, the full year also included gains of $50 million arising from favorable court rulings in lawsuits brought by the Company’s Brazilian subsidiaries claiming they were overcharged by local tax authorities for indirect taxes paid in prior years, offset by other net charges of $24 million primarily related to restructuring actions.

(3)In the fourth quarter and full year of 2020, the Company recorded charges of $5 million ($4 million net of tax) and $66 million ($53 million net of tax) arising from pension plan settlements. In the fourth quarter and full year of 2019, the Company recorded charges of $7 million ($6 million net of tax) and $44 million ($37 million net of tax) arising from pension plan settlements. In the first quarter of 2019, the Company recorded a curtailment gain of $14 million ($12 million net of tax) in connection with the closure of a defined benefit pension plan to future accrual for active members.
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(4)In the fourth quarter and full year of 2019, the Company recorded charges of $21 million ($15 million net of tax) and $27 million ($20 million net of tax) for the write off of deferred financing fees in connection with the repayment of a portion of its term loans.

(5)In the fourth quarter and full year 2020, the Company recorded income tax benefits of $14 million and $63 million related to the items described above. Also in the third quarter of 2020, the Company recorded tax charges of $5 million primarily related to tax law changes in the U.K. In the first quarter of 2020, the Company recorded a tax benefit of $4 million related to tax law changes in India. In the fourth quarter and full year of 2019, the Company recorded income tax benefits of $22 million and $48 million related to the items described above. Also in the fourth quarter of 2019, the Company recorded benefits of $37 million primarily related to a deferred tax valuation allowance release arising from an internal debt restructuring. In the third quarter of 2019, the Company recorded a tax benefit of $9 million arising from tax law changes in India. In the second quarter of 2019, the Company recorded a charge of $15 million to settle a tax contingency arising from a transaction that occurred prior to its acquisition of Signode.

(6)In the fourth quarter and full year of 2019, the Company recorded noncontrolling interest benefits of $1 million and expense of $16 million related to the items described above.

(7)Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdiction.

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Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2020	2019
Assets
Current assets
Cash and cash equivalents	$1,173	$607
Receivables, net	1,783	1,528
Inventories	1,673	1,626
Prepaid expenses and other current assets	254	241
Total current assets	4,883	4,002

Goodwill and intangible assets, net	6,473	6,445
Property, plant and equipment, net	4,198	3,887
Other non-current assets	1,116	1,171
Total	$16,670	$15,505

Liabilities and equity
Current liabilities
Short-term debt	$121	$75
Current maturities of long-term debt	67	62
Accounts payable and accrued liabilities	4,073	3,762
Total current liabilities	4,261	3,899

Long-term debt, excluding current maturities	8,023	7,818
Other non-current liabilities	1,782	1,696

Noncontrolling interests	406	379
Crown Holdings shareholders' equity	2,198	1,713
Total equity	2,604	2,092
Total	$16,670	$15,505

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Year ended December 31,	2020	2019

Cash flows from operating activities
Net income	$688	$625
Depreciation and amortization	481	490
Restructuring and other	34	(1)
Pension expense	92	66
Pension contributions	(27)	(23)
Stock-based compensation	32	29
Working capital changes and other	15	(23)
Net cash provided by operating activities (1)	1,315	1,163
Cash flows from investing activities
Capital expenditures	(587)	(432)
Acquisition of business, net of cash acquired		(11)
Proceeds from sale of assets	16	47
Other	36	22
Net cash used for investing activities	(535)	(374)
Cash flows from financing activities
Net change in debt	(130)	(639)
Dividends paid to noncontrolling interests	(87)	(101)
Common stock repurchased	(66)	(7)
Debt issue costs		(18)
Other, net	44	(21)
Net cash used for financing activities	(239)	(786)

Effect of exchange rate changes on cash and cash equivalents	34	1

Net change in cash and cash equivalents	575	4
Cash and cash equivalents at January 1	663	659

Cash and cash equivalents at December 31 (2)	$1,238	$663

(1)Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation from net cash from operating activities to adjusted free cash flow for the three month periods and full years ended December 31, 2020 and 2019 follows.

(2)Cash and cash equivalents includes $65 and $56 of restricted cash at December 31, 2020 and 2019.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net cash from operating activities	$1,006	$962	$1,315	$1,163
Interest included in investing activities (3)		2	28	23
Capital expenditures	(254)	(190)	(587)	(432)
Adjusted free cash flow	$752	$774	$756	$754

(3) Interest benefit of cross currency swap included in investing activities.
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Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation by Segment - Favorable/(Unfavorable) (1)

	Three Months Ended December 31, 2020		Year Ended December 31, 2020
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$(13)	$(3)	$(83)	$(18)
European Beverage	15	2	16	2
European Food	31	4	26	4
Asia Pacific	2		(3)
Transit Packaging	8	1	(10)	(1)
Corporate and Other	3		(5)	(1)
	$46	$4	$(59)	$(14)

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by multiplying or dividing, as appropriate, the current U.S. dollar results by current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA

	2020	2019
Income from operations	$1,264	$1,196
Add:
Intangibles amortization	180	186
Provision for restructuring and other	34	(1)
Segment income	1,478	1,381
Other pension and postretirement	21	17
Depreciation	301	304
Adjusted EBITDA	$1,800	$1,702

Total Debt	$8,211	$7,955
Less Cash	(1,173)	(607)
Net Debt	7,038	7,348

Net leverage ratio	3.9x	4.3x
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